Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Subsidiaries Complete Acquisition of Certain

North American Brands and Assets of Waterbury Companies, Inc.

Atlanta, Georgia, September 2, 2010 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, announced the completion of the previously announced acquisition of certain brands and assets and the assumption of certain liabilities of the North American operations of Waterbury Companies, Inc. – a leading provider of air care delivery systems and products for facility maintenance – for a cash purchase price of $66 million, subject to post-closing working capital adjustments, by Amrep, Inc., a wholly-owned subsidiary, and certain of its other subsidiaries.

Additional information regarding this transaction may be found on the Company’s Form 8-K filed with the Securities and Exchange Commission on July 27, 2010.

About Zep Inc.

Zep Inc. is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets through Amrep, Inc. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional™, Enforcer®, National Chemical®, Selig™, Misty®, Next Dimension®, Petro®, i-Chem® and a number of private labeled brands, some of which have been in existence for more than 100 years. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit the company’s website at www.zepinc.com.